Exhibit 99.2

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$36,150	$10,456
Restricted cash	20,019	-
Accounts receivable, less allowance for doubtful
accounts of $224 and $476, respectively	62,978	68,817
Program license fees	98,690	106,825
Prepaid program license fees	10,727	1,778
Prepaid and other assets	2,351	2,271
Total current assets	230,915	190,147
Program license fees	138,939	178,332
Property and equipment, net	12,522	13,176
Goodwill	314,033	314,033
Prepaid and other assets	891	2,373
Total assets	$697,300	$698,061

	As of September 30,	As of December 31,
	2010	2009

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$22,857	$19,642
Audience deficiency reserve	31,144	17,872
License fees payable	94,047	99,494
Payables to Hallmark Cards affiliates	5,543	23,745
Credit facility and interest payable	-	1,002
Notes and interest payable to HC Crown	45,350	345,314
Company obligated mandatorily redeemable preferred interest	24,619	22,902
Total current liabilities	223,560	529,971
Accrued liabilities	21,333	24,484
License fees payable	44,016	82,881
Notes and interest payable to HC Crown	387,658	-
Senior unsecured note to HC Crown, including accrued interest	-	758,755
Total liabilities	676,567	1,396,091

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK, $0.01 par value; 1,000,000 shares authorized; issued and outstanding shares of 185,000 and 0
as of September 30, 2010, and December 31, 2009, respectively	191,860	0

STOCKHOLDERS' DEFICIT
Class A common stock, $.01 par value; 500,000,000 and
200,000,000 shares authorized; 359,675,936 and
74,117,654 shares issued and outstanding as of
September 30, 2010, and December 31, 2009, respectively	3,597	741
Class B common stock, $.01 par value; 120,000,000 shares
authorized; 0 and 30,670,422 shares issued and outstanding
as of September 30, 2010, and December 31, 2009, respectively	-	307
Paid-in capital	1,993,390	1,456,788
Accumulated deficit	(2,168,114)	(2,155,866)
Total stockholders' deficit	(171,127)	(698,030)
Total liabilities and stockholders' deficit	$697,300	$698,061